SHARE PURCHASE AGREEMENT


                                     between


                                Klockner & Co. AG


                                       and


                              Tech Data Corporation



            regarding the sale of certain shares in Computer 2000 AG



                              dated April 14, 1998

                           and amended June 30, 1998













* Document contains certain confidential information which has been omitted and has been filed separately with the Securities and Exchange Commission.

This Share Purchase Agreement is made and entered into this fourteenth day of April, 1998, by and between Klockner & Co. AG, Duisburg, Germany, a stock corporation incorporated under German law (the "Seller"), and Tech Data Corporation, Clearwater, Florida, a stock corporation incorporated under the laws of the State of Florida, USA (the "Purchaser").



Recitals:


1. The Seller is the owner of 1.070.742 shares, with a nominal amount of DM 50 per share, of the issued capital stock of Computer 2000 Aktiengesellschaft Entwicklung, Fertigung und Vertrieb von Computer-Peripherieprodukten (the "Company"), a stock corporation incorporated under the laws of Germany with its principal place of business in Munich, Germany, and registered with the commercial registry of the local court of Munich under number HR B 81532. The shares owned by the Seller represent 79.88% of the aggregate issued capital of the Company of 1.340.409 shares with a nominal amount of DM 67,020,450.

2. According to its Articles of Association ("Satzung"), the purpose of the Company is the development, manufacturing and distribution of peripheral EDP equipment. The Company owns shares in certain subsidiaries (the "Subsidiaries"), as listed in Schedule 1 (the "Disclosure Schedule"). The shares of the Company are listed on the stock exchanges of Munich, Frankfurt am Main and Vienna.

3. The Seller wishes to sell all its shares of the Company as described in clause 1 above, (the "Sold Shares") to the Purchaser and the Purchaser wishes to acquire the Sold Shares from the Seller.

Now, therefore, subject to and on the terms and conditions set forth herein, the Parties agree as follows:


                                    ARTICLE 1
                           Sale and Transfer of Shares

1.1      Agreement to Sell and Purchase

         On the terms and conditions set forth herein, the Seller hereby sells to the Purchaser and the Purchaser hereby purchases from the Seller the Sold Shares.

1.2      Transfer, Closing Date

         The Seller shall transfer the Sold Shares, upon settlement of the consideration in accordance with Article 2, on the fourteenth day after the satisfaction of all of the conditions precedent contained in Sections 8.1, 8.3 and 8.4 hereof, or at such other time as the Parties hereto may mutually agree (the "Closing Date"). The delivery of the Sold Shares and the other transactions contemplated by this Agreement shall take place at the offices of Hengeler Mueller Weitzel Wirtz in Dusseldorf, Germany, or any other place as the Parties hereto may mutually agree.

1.3      Dividend Rights

         Without prejudice to the accounting treatment of the transaction under US GAAP, the Sold Shares are sold with dividend rights since October 1, 1997, 0:00 hours (the "Effective Date").


                                    ARTICLE 2
                                  Consideration

2.1      Base Purchase Price and Final Purchase Price

         The purchase price to be paid for the Sold Shares shall be DM 717,397,140.00 (in words: Deutsche Mark Seven Hundred Seventeen Million Three Hundred Ninety Seven Thousand One Hundred Forty) (the "Base Purchase Price", based on a price of DM 670 per share) minus any adjustment, if any, under Article 3. The Base Purchase Price as adjusted pursuant to Article 3 shall be hereinafter referred to as the "Final Purchase Price".

2.2      Consideration

         The Base Purchase Price shall be paid to Seller by Purchaser by delivery at the Closing Date of:

         (a) Three Hundred Million U.S. Dollars of Convertible Subordinated Notes in the form of, and having the terms and conditions attached hereto as Schedule 2.2 (a) (the "Notes"); and

         b) The remainder of the Base Purchase Price in shares of common stock of Tech Data Corporation (the "Tech Data Shares").

         The total number of Tech Data Shares to be delivered pursuant to Clause
         (b) above shall be determined as follows:

         (i) The Base Purchase Price shall be converted to U.S. Dollars using the average exchange rate as shown in The Wall Street Journal for the 60 days prior to March 12, 1998 (the "Valuation Period") as calculated on Schedule 2.2. (b). This calculation is DM 717,397,140.00 / 1.8161 = US$ 395,020,726.00
                  (the "Final Dollar Purchase Price");

         (ii) subtracting the US$ 300,000,000 in Notes from the Dollar Purchase Price. This calculation is US$ 395,020,726.00 - US$ 300,000,000.00 = US$ 95,020,726.00 (the "Equity Remainder");
                  and

         (iii) dividing the Equity Remainder by the average Tech Data Closing Share Price showing in The Wall Street Journal for the Valuation Period as shown on Schedule 2.2. (b). This calculation is US$ 95,020,726.00 / 43.271 = 2,195,945 Tech
                  Data Shares.

2.3  Registration Rights

         (a)      Registration

                  Within 75 calendar days after the Closing Date, the Purchaser shall file with the U.S. Securities and Exchange Commission (the "SEC") a shelf registration statement or statements (the "Registration Statement") on Form S-3 or other appropriate form under Rule 415 under the U.S. Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale by the Seller or VIAG AG or any subsidiary of VIAG from time to time of (i) any Tech Data Shares delivered to the Seller pursuant to Section 2.2 of this Agreement; (ii) any Notes delivered to the Seller pursuant to Section 2.2 of this Agreement and any Tech Data Shares issued upon conversion of any Notes; and (iii) any securities that may be issued or distributed or be issuable in respect of any Registrable Securities by way of stock dividend, stock split or other distribution, merger, consolidation, exchange offer, recapitalization or reclassification or similar transaction (collectively, the "Registrable Securities") and, thereafter, shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act as soon as practicable after such filing. The Purchaser shall keep the Registration Statement continuously effective and shall take any and all other actions necessary in order to maintain the registration of the Registrable Shares including, without limitation, the actions set forth in

                  Schedule 2.3 (a) hereto, until the earlier of the date as of which (A) the Seller, VIAG AG and the subsidiaries of VIAG AG have sold all the Registrable Securities covered by the Registration Statement (but in no event prior to the applicable period referred to in Section 4 (3) of the Securities Act and Rule 174 thereunder), or converted or repaid in accordance with their terms, or (B) VIAG AG is no longer entitled to management's support of its representation on the Purchaser's Board of Directors under this Agreement and the holders of the Registrable Securities are permitted to sell without restriction their Registrable Securities under Rule 144 under the Securities Act or other relevant provision under the U.S. securities laws (such period of effectiveness being the "Shelf Period"). Each holder of Registrable Securities agrees to cooperate with the Purchaser as necessary to enable the Purchaser to comply with the provisions of this Agreement, including, without limitation, furnishing information as set forth in Schedule 2.3 (a). So long as Seller or VIAG AG or any subsidiary of VIAG AG holds all of the Notes then outstanding, any failure of Purchaser to file or to keep continuously effective the Registration Statement as set forth in this Section 2.3 (a) shall be considered for all intents and purposes as an Event of Default within the meaning of Section 5.1 of the Indenture.

         (b)      Registration Expenses

                  All expenses incident to the Purchaser's performance of or compliance with Section 2.3 (a) will be paid by the Purchaser (and, in the case of the filing of a Registration Statement, regardless of whether such Registration Statement becomes effective); provided that the Purchaser shall not be required to pay any fees and disbursements of underwriters not customarily paid by the issuers or sellers of securities, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities, the fees and expenses of counsel to the underwriters, or fees and expenses of accountants and counsel to the Purchaser in connection with the delivery of comfort letters or opinions in connection with an underwritten sale of Registrable Securities under the Registration Statement.

         (c)      Delay of Registration

                  For a period not to exceed ninety (90) days, the Purchaser shall not be obligated to prepare and file, or be prevented from delaying or abandoning, the Registration Statement to be filed pursuant to Section 2.3 (a) at any time when the Purchaser in its good faith judgment with advice of counsel (a copy of which advice it shall provide), reasonably believes that:

                  (i)      (A)   The  filing  thereof  at the time set forth in
                           Section 2.3 (a), or the  offering of the  Registrable

                           Shares  pursuant  thereto,   would   materially  and
                           adversely affect (1) a pending acquisition, merger, recapitalization, consolidation, reorganization,
                           material   sale  of  assets,  financing  or   similar
                           transaction by or of the Purchaser; (2) or pre-existing and continuing negotiations, discussions or pending proposals with respect to any of the foregoing transactions; or (3)the financial condition of the Purchaser in view of the disclosures of any pending or threatened litigation, claim, assessment or governmental investigation which may be required thereby; or (B) the Purchaser is in possession of material information that it seems advisable not to disclose in the Registration Statement; and

                  (ii) the failure to disclose any material information with respect to the foregoing would cause a violation of the Securities Act.

         (d)      Indemnification

                  The Purchaser agrees to indemnify and hold harmless, to the full extent permitted by law, each holder of Registrable Securities, its affiliates and their respective officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons (collectively, the "Seller Indemnified Parties") as provided in Schedule 2.3 (b).

                  In the event of Registration of any securities of the Purchaser under the Securities Act pursuant to Section 2.3
                  (a), each selling holder of Registrable Securities agrees (severally and not jointly) to indemnify and hold harmless, to the full extent permitted by law, the Purchaser, its directors and officers and each Person who controls the Purchaser (within the meaning of the Securities Act and the Exchange
                  Act) (collectively, the "Purchaser Indemnified Parties") as provided in Schedule 2.3 (b).

2.4      No Set-Off

         Without prejudice to the direct enforcement of claims under this Agreement, neither Party shall be entitled to exercise a right of set-off or a retention right with respect to its obligations under this
         Article 2 and Section 3.7.


                                    ARTICLE 3
                          Interim Financial Statements

3.1      Preparation

         The Seller shall cause the Company to prepare and deliver, without undue delay , the consolidated interim financial statements of the Company as of March 31, 1998, including the balance sheet and income statement of the Company (the "Interim Financial Statements").

3.2      Accounting Principles

         The Interim Financial Statements shall be prepared in accordance with the generally accepted accounting principles applicable in Germany ("GAAP"), applied on a basis consistent with the consolidated financial statements of the Company for the fiscal year ended on September 30, 1997 (the "1997 Financial Statements").

3.3      Audit by KPMG and Delivery of Audited Interim Financial Statements

         The Seller shall make best efforts to cause the auditors of the Company, KPMG Hartkopf + Rentrop Treuhand KG Wirtschaftsprufungsgesellschaft and AWT Allgemeine Wirtschaftstreuhand GmbH Wirtschaftsprufungsgesellschaft Steuerberatungsgesellschaft (the "Company's Auditors") to audit the Interim Financial Statements and to deliver such statements to the Seller and the Purchaser together with their audit report thereon as soon as practicable.

3.4      Review by the Parties

         The Parties and their respective advisors shall have four weeks after the receipt of the Interim Financial Statements as audited by the Company's Auditors, to review the Interim Financial Statements. For that purpose, the Parties shall use all reasonable efforts to cause the Company to give the Seller and the Purchaser and their respective advisors access to all books, records and employees of the Company to the extent such access may reasonably be requested by a party in order to review the Interim Financial Statements.

3.5      Objection

         If the net equity  ("Eigenkapital"  within the meaning of Sections  266
         (3) A, 272 German Commercial Code) shown on the Interim Financial Statements (the "Net Equity")is lower than DM[*] or if either Party concludes that the Interim Financial Statements have not been prepared in accordance with GAAP, such Party may notify the other Party thereof. Such notice shall set forth a description of the objection in reasonable detail and the adjustment of the net equity which the objecting party believes should be made. Any objection may only be made within the four week period set forth in Section 3.4 above.

         [* Document contains certain confidential information which has been omitted and has been filed separately with the Securities and Exchange Commission.]

3.6      Dispute Resolution

         If the Parties do not resolve all of their disagreements with respect to the Interim Financial Statements within four weeks following the receipt of any objection pursuant to Section 3.5, either Party may refer the remaining differences to BDO Deutsche Warentreuhand Aktiengesellschaft Wirtschaftsprufungsgesellschaft (the "Auditor"). If the Auditor cannot or will not serve within four weeks following appointment, an Auditor, who is independent of the Parties, shall be appointed, upon request of either Party, by the Institute of Chartered Accountants in Dusseldorf, Germany. The Auditor shall, with respect to the remaining differences submitted to it, determine on the basis of the standards set forth in Section 3.2 and within the limits of the positions of both Parties, whether and to what extent the Net Equity requires adjustment. The Parties shall instruct the Auditor to deliver its written opinion to them as soon as practicable after the remaining differences have been referred to it. For the purpose of its opinion, the Parties will make all reasonable efforts to cause the Company to make available to the Auditor all relevant books and records and allow the Auditor interviews with the employees of the Company. The decision of the Auditor shall be conclusive and binding on the Parties within the limits provided by Section 319 German Civil Code. The fees and disbursements of the Auditors shall be shared equally by the Parties.

3.7      Purchase Price Adjustment

         If the Net Equity, as mutually agreed between the Parties or determined by the Auditor, is lower than DM [*] by more than DM [*] million the Base Purchase Price shall be adjusted by DM [*] for each DM [*] that the Net Equity is less than DM [*]. Any difference between the Final Purchase Price as determined in accordance with this Article 3 and the Base Purchase Price paid in accordance with Section 2.2 shall be paid by re-transferring the Convertible Notes issued as a consideration for the Sold Shares by the Purchaser to an extent which covers the difference as determined. The amount of Convertible Notes to be retransferred shall be determined by application of the same US$/Deutsche Mark exchange rate as used in Section 2.2. Seller agrees that until the expiration of all periods described in Article 3 and the

         [* Document contains certain confidential information which has been omitted and has been filed separately with the Securities and Exchange Commission.]

         determination of the Final Purchase Price, Seller will not sell, transfer or encumbrance at least DM [*](or DM [*]if Section 3.9 is applicable) of the Convertible Notes delivered to Seller by Purchaser under Section 2.2, provided, however, that transfers to VIAG or a wholly-owned subsidiary of VIAG are permitted hereunder to the extent that VIAG or the wholly-owned subsidiary of VIAG joins the undertaking given in this Section 3.7.

3.8 Should the necessary cooperation and support of the Company and/or the Company's Auditors be denied, or not be sufficiently provided, the Parties hereto shall agree in good faith on an appropriate extension of the time periods stipulated in this Article 3.

3.9 If the Interim Financial Statements have not been delivered to Seller and Purchaser by June 30, 1998, the Parties agree that, throughout the Agreement, the Interim Financial Statements shall be replaced by the Financial Statements as of September 30, 1998. For the purposes of the purchase price adjustment, if any, under this Article 3, in this case the Net Equity target figure shall be DM [*] instead of DM [*].

         [* Document contains certain confidential information which has been omitted and has been filed separately with the Securities and Exchange Commission.]


                                    ARTICLE 4
                                 Representations

The Seller represents ("gewahrleistet") to the Purchaser as of the day hereof as set forth in this Article 4, except as otherwise disclosed in the Disclosure
Schedule:

4.1      Recitals, Share Capital of the Company

         The Recitals contained in this Agreement are true and correct and are incorporated as representations of Seller by this reference. The share capital of the Company consists of 1,340,409 ordinary shares. The Company has no other shares or securities of any kind outstanding. The Company has no outstanding or authorized options, warrants, calls, rights, commitments or any other agreement of any kind obliging it to issue any shares of its share capital or any other securities. Other than this Agreement, there are no other agreements or understandings with respect to the voting, sale or transfer of the Company's shares to which the Company is a party. The Company has not declared or paid or committed itself to declare or pay any dividend or other distribution in respect of the Company's shares.

4.2      Organization, Qualification and Authority of the Company

         The Company is a stock corporation duly organized, validly existing and in good standing under the laws of Germany and each other jurisdiction where the character of its assets or the nature of its business requires registration, if any, and has all corporate power and authority to own its assets and carry on its business as currently conducted.

4.3      Ownership of Shares

         The Sold Shares represent all of the shares in the Company held or controlled by the Seller and are validly issued and fully paid. The Seller is the sole and unrestricted owner of the Sold Shares, free and clear of any liens, encumbrances or other rights of third parties. Except for this Agreement, there are no pre-emptive rights, rights of first refusal, options or other rights to vote, purchase or acquire any of the Sold Shares.

4.4      Authority to Sell; Consents

         The Seller has the corporate power and authority to sell the Sold Shares and to enter into this Agreement. Except as required by merger control laws, no consent, waiver or authorization is required to be obtained by the Seller with any governmental authority in connection with the execution, delivery and performance by the Seller of this Agreement.

         The execution, performance and delivery by Seller of this Agreement, except as set forth in Section 8.3 of this Agreement, will not (i) conflict with or breach any provisions of the Satzung of Seller or the Company; (ii) violate or breach any provision of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default), under any of the terms, covenants, conditions or provisions of, or, to Seller's best knowledge, give rise to a right to terminate or accelerate or increase the amount of payment due under any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company is a party, or by which the Company or its properties or assets may be bound except to the extent consent to the transaction has been obtained; (iii) conflict with, result in a breach or violation of, or constitute a default under any agreement applicable to the Company, the Sold Shares or by which the Company or Seller may be bound or affected; (iv) result in the creation of any lien in the assets of the Company pursuant to the provisions of any of the foregoing; or (v) violate any order, writ, injunction, decree, judgement or ruling of any court of governmental authority, applicable to Seller or the Company.

4.5      Subsidiaries

         The shareholdings of the Company in all subsidiaries are correctly described in the Disclosure Schedule. The Company does not own, directly or indirectly, any equity interest in any other company or partnership. Each of the subsidiaries listed in the Disclosure Schedule is duly established, validly existing and in good standing under the laws of the jurisdiction of its domicile and each other jurisdiction where the character of its assets or the nature of its business requires registration and each has the corporate power and authority to own its properties and to conduct its business as presently conducted. This representation is not given for such matters which do not have alone or together with claims of comparable source or cause an adverse effect of more than DM 1,000,000.00 on the consolidated financial situation of the Company (a "Material Adverse Effect").

4.6      Financial Statements

         The 1997 Financial Statements have been prepared by the Company in accordance with the statutory provisions concerning annual accounts applicable in Germany and with GAAP applied on a basis consistent with the consolidated financial statements for the previous fiscal year (except as disclosed therein). In particular, the 1997 Financial Statements have been prepared in accordance with Sec. 264 para. 2 of the German Commercial Code regarding the presentation of the financial condition and the results of operations of the Company.

4.7      Litigation; Administrative Proceedings

         To the knowledge of the Seller, neither the Company nor any of the Subsidiaries are involved in any lawsuit or other governmental proceeding pending against it before any state court, arbitral tribunal or governmental agency which involves an amount (disregarding costs and fees), alone or together with claims with comparable source or cause, in excess of DM 500,000.00 or the equivalent thereof in any other currency or may otherwise have a Material Adverse Effect. To the knowledge of the Seller, no such lawsuit or proceeding has been threatened against the Company or any Subsidiary. Neither the Company nor, to Seller's knowledge, any Subsidiary is subject to any order or decree that would materially limit its ability to operate its business in the ordinary course.

4.8      Assets

         The Company or, to the Seller's knowledge, its Subsidiaries are the owners of, and have good and valid title to, all their assets (real and moveable, tangible and intangible) reflected in the 1997 Financial Statements, without any undisclosed mortgages, pledges, liens or other encumbrances, rights or interests of third parties, except for (i) assets sold after September 30, 1997, within the ordinary course of business, (ii) customary retention of title rights or liens of suppliers in any supplied goods created in the ordinary course of business, (iii) statutory liens and other security rights in favor of tax authorities or any other governmental entities, and (iv) rights granted to third parties as security for any debt reflected in the 1997 Financial Statements or disclosed in this Agreement. The Company and its Subsidiaries own no real estate except for the property listed in the Disclosure Schedule.

         Each lease of real property by the Company and, to the Seller's knowledge, the Subsidiaries, is valid and in full force and effect and is enforceable by the Company or Subsidiaries in accordance with its terms and, except as set forth in the Disclosure Schedule, no consent of the landlord thereunder is required in connection with the transactions contemplated by this Agreement. Neither the Company nor, to the Seller's knowledge, the Subsidiaries, are in material default under any lease and no event, act or omission has occurred which (with or without notice, lapse of time or both) would result in a material default under any lease.

4.9      Governmental Approvals, Compliance with Laws

         The Company and, to Seller's knowledge, the Subsidiaries have obtained all governmental permits or approvals required under the laws of Germany to conduct their business as presently conducted and - to the Seller's knowledge - required under any foreign jurisdiction except where the failure to obtain a permit or approval does not have a Material Adverse Effect. To the Seller's knowledge, the Company and the Subsidiaries are in compliance with all laws, regulations and governmental orders or decrees presently in effect other than any non-compliance which would not have a Material Adverse Effect.

4.10     Environment

         The Seller is not aware of any contamination of the properties (including soil and buildings) owned or used by the Company or any Subsidiary which would require, under the environmental laws in effect on the date hereof applicable to the present conduct of the Company's and its Subsidiaries' business and the present use of the property of the Company and its Subsidiaries, any clean-up or other remedial measures. To the knowledge of the Seller, neither the Company nor any Subsidiary is in material violation of or has been notified by any governmental authority of any material breach of any environmental laws in effect on the date hereof. To the Seller's knowledge, with respect to environmental matters, all reports, returns and submissions required to be filed by the Company and its Subsidiaries with any governmental agency have been filed. The Company, and to the Seller's knowledge, the Subsidiaries have obtained, with respect to environmental matters, all governmental permits, licenses and registrations which are material for the conduct of the business as presently conducted including those related to toxic waste and hazardous waste.

4.11     Taxes and Social Security Contributions

         The Company and its Subsidiaries have filed, in a timely fashion, all tax and social security returns due to be filed with all competent governmental authorities or entities for all periods prior to the date hereof, including but not limited to, federal, state, foreign, local, income, sales, use, VAT, license, franchise, excise, stamp, notarial, asset, payroll, real and personal property, employment, withholding and other taxes. The 1997 Financial Statements and the Interim Financial Statements reflect or will reflect, in accordance with GAAP, adequate reserves for all taxes and social security contributions payable by the Company for periods ended prior to September 30, 1997 or March 31, 1998 or if Section 3.9 applies September 30, 1998 - respectively.

4.12     Key Employees

         The Disclosure Schedule contains a list of all employees of the Company who receive an annual fixed salary (excluding bonuses, incentive payments and the like) of DM 250,000 or more. None of the employees listed therein has a stipulated right (other than any right which is given anyway under applicable law) to receive a severance, golden parachute or similar payment triggered as a result of the transactions contemplated hereby.

4.13     Labor Matters; Collective Bargaining Agreements

         The Disclosure Schedule contains a complete list of all social plans, collective bargaining agreements and all material agreements with the workers' council by which the Company or, to Seller's knowledge, any of its Subsidiaries are bound. There are no strikes, stoppages or material slowdowns pending or, to the Seller's knowledge, threatened against the Company or any of its Subsidiaries. To the Seller's knowledge, there are not, nor have there been for a period of 5 years prior to the date of this Agreement any, (i) material violations by the Company or its Subsidiaries of any federal, state and local laws, rules and regulations affecting employment and employment practices, including terms and conditions of employment and wages and hours; (ii) unfair labor practices committed by the Company or any of its Subsidiaries;
         (iii) pending or threatened formal complaints or proceedings against the Company or any of its Subsidiaries in connection with the business before any governmental labor office or any similar state or local labor agency; (iv) pending or threatened formal complaints of a trade union; or (v) pending or threatened arbitration proceedings arising out of or under any labor agreement.

4.14     Material Agreements

         The Disclosure Schedule contains a complete list of all of the following written contracts and agreements to which the Company or - to the Seller's knowledge - any Subsidiary is a party and which have not yet been fully fulfilled on the date hereof (the "Material Agreements"):

         (a) agreements on the acquisition or sale of interests in the Subsidiaries or other companies;

         (b) joint venture, partnership or similar agreements relating to the conduct of a material part of the business of the Company and its Subsidiaries, taken as a whole;

         (c) rental and lease agreements relating to real estate which provide (per item) for annual payments in excess of DM 500,000.00 or more or which last for a term of more than five
                  (5) years from the date of this Agreement;

         (d) loan agreements entered into with shareholders, affiliated companies of shareholders, banks or other financial institutions, or bonds, notes or any instruments of debt excluding bills of exchange supplied by customers in the ordinary course of business issued, by the Company or any other Subsidiary other than agreements on debt reflected in the 1997 Financial Statements or the Interim Financial Statements;

         (e) guarantees or suretyships issued by the Company or any Subsidiary involving, alone or together with a series of comparable debts, an amount of DM 1,000,000.00 (or the equivalent thereof in any other currency) or more;

         (f) agreements which provide for the right of the other party to obtain a lien on assets or terminate the agreement in case of a change of control of the Company, if the termination would have a Material Adverse Effect;

         (g) agreements entered into with a shareholder or key employee of the Company or any Subsidiary;

         (h) agreements granting authority to third parties to enter into Material Agreements on behalf of the Company or a Subsidiary;

         (i) agreements materially restricting the Company or any Subsidiary from carrying on its business as presently conducted anywhere in the world or from bringing on new product lines;

         (j) agreements with the Seller or persons related to or controlled by the Seller or a parent or affiliated entity of the Seller (except for shipments and services in the ordinary course of business);

         (k) agreements for capital expenditures of over DM 2,000,000.00.

         To the knowledge of the Seller, each Material Agreement is in full force and effect and neither the Company, a Subsidiary nor any third party are in material default under any such agreement.

4.15     Conduct of Business since September 30, 1997

         Except for any transactions contemplated by or any facts or events disclosed in this Agreement, since September 30, 1997 - to the knowledge of the Seller - the business of the Company and the Subsidiaries have been operated in the ordinary course in a manner consistent with past practice.

4.16     Systems Operations

         To the knowledge of the Seller, the Company's and Subsidiaries' computer hardware and software systems are fully operational and capable of handling the anticipated growth in transactions and business operations over the eighteen (18) months following the Closing Date. To the knowledge of the Seller, the Company and its Subsidiaries have planned for the Year 2000 and EURO currency changes necessary for the Company's and Subsidiaries' computer systems and the computer hardware and software systems will be capable of handling all transactions in EURO currency and dates ending in the year 2000 or after.

4.17     Patents, Trademarks, Franchises, Licenses, Permits, Etc.

         To the Seller's knowledge, except for those of the matters referred to below which are dealt with in lease and licence agreements, the Company and its Subsidiaries have the right to use free and clear of any claims or rights of any third party, all trade secrets, customer lists, know-how and any other confidential information required for or used in the sale by the Company and its Subsidiaries of its products and services. To the Seller's knowledge, neither the Company nor any Subsidiaries are in any way making any unlawful or wrongful use of any trade secrets, customer lists, know-how or any other confidential information of any third party including, without limitation, any former employer or any present or past employee of the Company or its Subsidiaries.


                                    ARTICLE 5
                            Covenants and Indemnities

5.1      Corporate Status

         The Seller covenants and agrees that, during the period from the date hereof to the Closing, it will not (unless previously agreed between the Parties)

         (a)      amend the articles of association of the Company;

         (b) effect or approve any merger, transformation or similar change in the corporate organization of the Company or any Subsidiary

                  (except for AmeriQuest Technologies Inc., Pennsylvania, USA, hereinafter "AQS" and the entity in Saudi Arabia);

         (c) issue, sell, transfer, pledge or otherwise dispose of any shares of the capital stock of the Company;

         (d) resolve the distribution of, or otherwise cause the Company to pay, any dividends on the Company's shares;

         (e) allow the Company or any Subsidiary to cancel any material debt or any claims or waive rights of substantial value except for fair consideration in the ordinary course of business (it being understood that intra company debt in the area of approximately US$ [*] owed by AQS may be cancelled);

         [* Document contains certain confidential information which has been omitted and has been filed separately with the Securities and Exchange Commission.]

         (f) except as required by law, governmental regulation or collective bargaining agreement, approve or take action to put into effect any general increase in any compensation or benefits payable to any class or group of employees of the Company or its Subsidiaries, any increase in the compensation payable or to become payable to any director, officer or key employee or any payment, grant or accrual to or for the benefit of any director, officer or key employee of any bonus, service award, percentage compensation or other benefit, or any adoption or amendment of any employee pension benefit plan, employee welfare benefit plan or foreign employee benefit plan, or any severance agreement or employment contract to which any director or officer of the Company or any Subsidiary is a party;

         (g) approve any material change in any accounting principles or method or election for income tax purposes used by the Company;

         (h) approve capital expenditures or commitments to make additions to property, equipment or intangible capital assets; or

         (i) approve any guarantee, indemnity or other obligation of the Company causing the Company to be liable for the obligations or liabilities of another.

         Purchaser is aware that there are only certain approval requirements and these are for the benefit of the Supervisory Board of the Company only.

5.2      Conduct of Business by the Company

         During the period from the date hereof to the Closing Date, except as set forth in the Disclosure Schedule or contemplated by this Agreement or previously agreed between the Parties, the Seller will use all reasonable efforts to ensure that the Company and its subsidiaries, with the exception of AQS and the entity in Saudi Arabia, will conduct their business in the ordinary course, consistent with past practice and, in particular, not sell, transfer or otherwise dispose of any shareholdings in the Subsidiaries (except for AQS).

5.3      Covenant not to Compete

         Seller recognizes and acknowledges that the list of the Company's customers and vendors, as they exist at the Closing Date, are valuable, special, and unique assets of the Company's business. Seller will not disclose the list of Company's customers or vendors or any part thereof, to any person, firm, corporation, association or other entity not a party to this Agreement for any reason or purpose whatsoever except as required by law, rule, regulation or court order. For a period of three (3) years after Closing, Seller shall not, in a competitive manner related to the business as presently conducted, call on or solicit, either for Seller or any person, firm, corporation, association, or other entity, or any affiliate thereof, any customers of or vendors to the Company. For a period of three (3) years after Closing, Seller shall not induce or attempt to induce any customer of or vendor to the Company to terminate their relationship with the Company or Purchaser.

         For a period of three years after the Closing Date, the Seller shall not, either for itself or through a company controlled by it within the meaning of Section 17 of the German Stock Corporation Act, own, manage, operate, control, act as an agent for, participate in, or acquire a majority interest (equity or votes) in a business which is engaged in a business which competes with the business as presently conducted by the Company and its Subsidiaries. Nothing contained in this Section 5.3 shall be interpreted to prohibit Seller from owning stock in (i) publicly traded corporations which may compete with the Company provided such stock ownership does not represent a majority or controlling interest in such operations or (ii) the warehousing and logistic service businesses operated by the Kuhne & Nagel Group as presently conducted. Nothing in this Section 5.3 shall prohibit the sale of technologies related to telecommunication by businesses like e.g. VIAG Intercom.

         If an acquisition is made of an entity that has operations which would violate the covenant not to compete, the breach is cured if the competing activity is disposed of within 12 months.

         In the event Seller violates any of the provisions of this Section 5.3, in addition to any injunctive relief to which the Purchaser may be entitled, the Purchaser shall be entitled to recover from the Seller, at Purchaser's choice, either (i) damages or (ii) liquidated damages in the amount of net income earned by Seller or the violating entity in the competing activity. Purchaser's right to recover liquidated damages under this Section 5.3 shall not be limited by any other provision of this Agreement.

5.4      Solicitation of Employees

         The Seller shall, for a period of three years after the Closing Date, not induce any employee of the Company or of any Subsidiary to terminate their employment with the Company or any Subsidiary and assume employment with the Seller or any company controlled by it.

5.5      AmeriQuest Technologies Inc.

(a) Seller hereby indemnifies and holds harmless the Company, Computer 2000, Inc. and the Purchaser from and against any and all costs, actions ("Klagen"), causes of action ("Klageanspruche"), expenses, claims, damages or other liabilities arising out of or in connection with the Company's relationship with, share ownership, management of AQS and for any future action by Seller with respect to AQS and any minority shareholders' actions against AQS, the Company or the Purchaser. The indemnification and hold harmless claim according to the preceding sentence shall be limited to the extent the AQS Reserves, as defined in Section 5.5 (b) below, are applied by the Company prior to full payment by Purchaser to Seller under 5.5 (b).

(b) For a period of one (1) year following the Closing Date (the "Initial Period"), the Company will first apply the amounts of the provisions ("Ruckstellungen") specifically made in respect of the risks related to AQS ("AQS Reserves") against any claims and expenses arising related to AQS. The AQS Reserves in the 1997 Financial Statements has been accrued by the Company only for book purposes, but no tax deduction or tax loss has been claimed by the Company for the AQS Reserves. Within 30 days following the end of the Initial Period, the Company shall prepare a reconciliation of the AQS Reserves (the "Reconciliation Report"), based upon the advice of the Company's Auditors (or such other auditor or auditors as may then be serving as the Company's auditors) and the advice of the Company's outside U.S. counsel Rogers & Wells LLP, or such other U.S. law firm as the Company shall select, provided, that the selection of such U.S. law firm by the Company shall be subject to the prior approval of the Seller, which approval shall not be unreasonably withheld (the "Company's U.S. Counsel"). The Reconciliation Report shall identify: (i) all amounts applied by the Company against claims and expenses from the AQS Reserve; (ii) all liquidated amounts that must be paid out of the AQS Reserve; and (iii) all unliquidated amounts that the Company and the Company's Auditors (or such other auditor or auditors as may then be serving as the Company's auditors) reasonably believe, based upon the advice of the Company's U.S. Counsel, is necessary in order to cover any potential claims and expenses with respect to AQS (the unliquidated amounts referred to in this clause (iii) shall be referred to as the "Contingent Reserve"). Within one (1) week following delivery of the Reconciliation Report, Purchaser shall pay to Seller an amount by which the AQS Reserve exceeds the amount stated on the Reconciliation Report (net of any tax disadvantage incurred by Purchaser or Purchaser's parent and the parent's subsidiaries (versus the tax deduction that would be available if the payment were to be deducted by the Company)). With regard to the Contingent Reserve, the Purchaser shall be entitled to either: (i) pay an amount equal to the Contingent Reserve to Seller; or (ii) retain the Contingent Reserve in which case Purchaser shall pay semiannually to Seller interest on the amount of the Contingent Reserve, that remains unliquidated, from the date of the delivery of the Reconciliation Report until the Contingent Reserve or the unliquidated remainder thereof is paid to Seller by Purchaser. The interest rate shall be the commercial rate of interest paid by the Company from time to time (or an equivalent rate to be applied by mutual agreement). The remainder of the Contingent Reserve shall be paid to Seller upon reversal ("Auflosung"), be it in part or in full, of the Contingent Reserve. Seller and Purchaser shall have the same rights to review the Reconciliation Report and the payments referred to therein as provided for the Interim Financial Statements in Article 3. Nothing contained in this paragraph (b) of Section
     5.5 shall be deemed to limit the  obligation  of Seller under the paragraph
     (a) of this Section 5.5.

5.6      Confidentiality

         To the Closing Date and for a period of three years thereafter, the Seller shall keep confidential and not disclose to any third party any business or trade secret of the Company or the Subsidiaries, other than those which become publicly known through no fault of the Seller.

5.7      Board of the Company

         On the Closing Date, the Seller will deliver to the Purchaser the resignations, effective as of the Closing Date, of Messrs. Ardelt, Burmester, Hutten, and Schipporeit as members of the supervisory board

         ("Aufsichtsrat") of the Company. VIAG AG shall be entitled to nominate a person, to be mutually agreed upon with Purchaser (it being understood that VIAG AG makes a proposal and that Purchaser's consent shall not be unreasonably withheld), to be elected as member of the supervisory board of the Company and the Purchaser shall use its influence to have this person elected.

5.8      Board of Purchaser

         So long as Seller or VIAG AG owns and maintains ownership of equity and/or convertible notes which represent, or when converted would represent, at least 6,000,000 common shares of Purchaser (adjusted for any share splits and similar adjustments) following the Closing Date, Purchaser's management will propose for election and will use all commercially reasonable efforts to support the nomination to the Purchaser's Board of Directors of Maximilian Ardelt or of another mutually agreed upon representative of VIAG AG (it being understood that VIAG AG makes a proposal and that Purchaser's consent shall not be unreasonably withheld).


                                    ARTICLE 6
                   Representation and Agreements of Purchaser

Purchaser represents to Seller that:

6.1      Organisation, Qualification and Authority of the Purchaser

         Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all corporate power and authority to own its assets and carry on its business, to enter into and perform its obligations under this Agreement and to issue the Notes and the Tech Data Shares to be delivered pursuant to
         Section 2.2.

6.2      Authorization of Notes

         The Notes have been duly authorized by all necessary corporate action of Purchaser and, upon delivery pursuant to Section 2.2, will be duly executed and delivered and will constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their terms.

6.3      Authorization of Shares

         The Tech Data Shares to be delivered pursuant to Section 2.2 or upon conversion of the Notes in accordance with their terms have been duly authorized by all necessary corporate action of Purchaser and all such Tech Data Shares, upon such delivery or conversion, will have been validly issued and will be fully paid and non-assessable.

6.4      Consents

         The issuance of the Notes and the Tech Data Shares pursuant to the Agreement and the performance by Purchaser of its obligations hereunder and thereunder (i) do not require any consent, approval, registration or qualification of our with any governmental authority in the United States (except as contemplated in Schedule B hereto), (ii) will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any agreement or instrument to which Purchaser is a part, except where consent has been obtained, the Articles of Incorporation or By-Laws of Purchaser or any judgment, decree or order of any court or governmental authority and (iii) are not subject to any pre-emptive rights to subscribe for the Notes or such Tech Data Shares.

6.5      No Restrictions on Payment

         Purchaser is not, and will not become, a party to any agreement or instrument containing any restriction on the payment of interest on the Notes or the principal of the Notes at maturity.


                                    ARTICLE 7
                             Liability of the Seller

7.1      Compensation for Damages

         In the event of a breach of any representation, covenant or agreement of the Seller contained in this Agreement, other than Sections 5.3 and

         5.5, the Seller shall pay to the Purchaser 80% of the amount necessary to create the situation which the Company or a Subsidiary would be in without such a breach, provided, however, that

         (a) the Purchaser shall first notify the Seller and if the breach is of a nature that Seller could reasonably cure such breach, Purchaser shall give the Seller the opportunity to remedy the breach within a reasonable period of time,

         (b)      the  Purchaser  shall use  reasonable  efforts to mitigate the
                  damages   suffered   as  a   result   of  the   breach   of  a
                  representation, covenant or agreement, and

         (c) the Seller's obligation shall be reduced by 80% of all actual or potential advantages connected with such damages (including a reduction of the taxable income of the respective company benefiting it and tax refunds paid to, or assessed in favor of, the Company or a Subsidiary (at the time the damage claims are asserted in writing towards the Seller) resulting from, or related to, the condition which caused the breach;

         (d) the Seller shall not be responsible under this Article 7 for damages for items that result in both a claim under this
                  Article 7 and a purchase price adjustment pursuant to the provisions of Article 3;

         (e) for items related to the periods prior to March 31, 1998 and which may be reflected in financial statements the purchase price adjustment provisions of Article 3 shall exclusively apply.

7.2      Provisions

         The Seller shall be liable for a breach of any representation, covenant or agreement hereunder only to the extent its claims arising from the breach are higher than the sum of (i) any provisions and reserves contained in the Interim Financial Statements - other than the AQS Reserve which is exclusively dealt with in Section 5.5 - which are related to, or may be used for, the matter for which a breach is claimed (at the time the damage claims are asserted in writing towards the Seller) or (ii) the payments on accounts receivable (at the time the damage claims are asserted in writing towards the Seller) which were written off, or for which excessive individual or lump-sum adjustments have been made ("Einzel- und Pauschalwertberichtigungen"), in the Interim Financial Statements.

7.3      Notice of Breach; Third-Party Claims

         (a) If the Purchaser becomes aware of any fact which may result in a liability of the Seller under Section 7.1, the Purchaser shall without undue delay give the Seller written notice thereof and shall use commercially reasonable efforts to provide the Seller with the opportunity to investigate any such matter.

         (b) If a third party asserts a claim against the Purchaser, the Company or a Subsidiary which might result in a liability of Seller under Section 7.1, the Purchaser shall give the Seller the opportunity to defend, at its own cost, such claim. The Seller, if it elects to tender a defense, shall have the sole power to direct and control such defense. In particular, without limitation, (i) the Purchaser shall allow the Seller to participate in all material negotiations and correspondence with such third party, (ii) no settlements, acknowledgements or waivers shall be binding upon the Seller without the consent of the Seller. The Purchaser shall provide the Seller commercially reasonable assistance in the defense of any third party claims for which indemnity is sought by the Purchaser. In the event the Seller fails to tender a defense to a third party claim which is properly covered by the indemnity provisions of this 7, the Purchaser shall be entitled to recover any and all costs and expenses of defending such claims.

         (c) The Purchaser shall promptly inform the Seller of any notice of a tax audit or audit regarding social security contributions relating to time periods before the Closing Date, and shall permit the Seller or its representatives to participate, at the Seller's expense, in such audits and defend in good faith any tax assessment in accordance with subparagraph (b) of this Section 7.3.

         (d) The Purchaser's failure to comply with any of its obligations under this Section 7.3 shall release the Seller from its obligations under Section 7.1 (solely as it relates to the claim for which the failure is alleged to occur) to the extent that the defense of Seller is affected by such failure.

7.4      Limitation Periods

         All rights and claims of the Purchaser resulting from Section 7.1 shall be time-barred 15 months after the Closing Date, provided, however, that (i) any claims arising out of the representation contained in
         Section 4.2 shall be subject to a limitation period of five years after the date hereof, (ii) any claims with respect to taxes and social security contributions under Section 4.11 shall be time-barred three
         (3) months after the final and binding assessment of the relevant tax or social security contribution.

7.5      Limitations in Amount

         The Purchaser may assert claims based on Section 7.1 only if the individual claim exceeds an amount of DM [*] and the aggregate amount of all claims exceeds DM [*] it being understood that if any such amount is exceeded, the Purchaser may only recover the excess amount. The aforementioned amount of DM [*] shall be reduced by the amount, if any, by which the Net Equity in the Interim Financial Statements (Article 3) is below DM [*]. The Seller's aggregate liability under
         Section 7.1 shall be limited to an amount of DM [*].

         [* Document contains certain confidential information which has been omitted and has been filed separately with the Securities and Exchange Commission.]

7.6      No Other Rights and Remedies

         Except for the representations and covenants contained in Articles 4 and 5, the Seller makes no other representation or covenant, whether explicit or implied. Furthermore, all other or further rights and remedies which might be given under statutory law or otherwise in addition to those contained in Section 7.1 are excluded except for claims of specific performance ("Erfullungsanspruche") and except for claims based upon wilful misconduct ("Vorsatz"). This applies to all rights and remedies of any legal nature, in particular, without limitation, to all rights and remedies based on a potential breach of a duty to negotiate in good faith ("culpa in contrahendo") and, except for the termination rights set forth in Section 8, to all rights and remedies which would result in a cancellation, rescission or revocation of this Agreement.

7.7      Knowledge

         To the extent that the representations in Article 4 are based upon the knowledge or awareness of the Seller, such knowledge or awareness shall be limited to the knowledge or awareness of members of the management board of the Seller on the date hereof and of the persons listed in
         Schedule 7.7(after reasonable investigation and inquiry by them with the management board of the Company).

7.8.     Disclosure Schedule

         Without prejudice to any rights of the Parties under this Article 7, the Seller shall be obliged to supplement the Disclosure Schedule (see
         Article 4) between the date of this Agreement and the Closing Date.

7.9      Other Claims

         This Article 7 shall not apply to claims arising under Sections 5.3 and
5.5 of this Agreement.


                                    ARTICLE 8
                     Anti-Trust Clearance, Closing Condition

8.1      Anti-Trust Clearance

         The obligation of the Seller to transfer the Sold Shares and the obligation of the Purchaser to acquire the shares shall be subject to the condition precedent that the consummation of the transitions contemplated hereby is permissible pursuant to Article 7 of EC-Regulation 4064/89 on the Control of Concentrations between Undertakings and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR").

8.2      Notification to the Commission

         The Purchaser shall ensure that the complete notification required under EC-Regulation 4064/89 and HSR will be made as soon as possible but in no event later than seven days after execution of this Agreement for Brussels and 30 days after this Agreement for HSR. The Seller shall closely cooperate with the Purchaser in the preparation of such notifications.

8.3      Approval of Supervisory Boards of Seller and VIAG AG
         Approval of Board of Directors of Purchaser

         The obligation of the Seller to transfer the Sold Shares and the obligation of the Purchaser to purchase the Sold Shares shall be subject to the conditions precedent that the Supervisory Boards ("Aufsichtsrat") of the Seller and of VIAG AG and the Board of Directors of the Purchaser shall have approved this Agreement and the transactions contemplated hereby.

8.4      Consent by Purchaser's Lenders

         The obligation of the Seller to transfer the Sold Shares and the obligation of the Purchaser to acquire the Sold Shares shall be subject to the condition precedent that the Purchaser shall have obtained the consent to this Agreement and the transactions contemplated hereby of Purchaser's lenders/banks as is necessary for the fulfilment of Purchaser's obligations under Purchaser's credit facilities with such lenders/banks.

8.5      Additional Agreements

         The Seller and the Purchaser agree to use their best efforts to take, and/or cause to be taken all reasonable action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transaction contemplated by this Agreement as expeditiously as practicable. The Seller also agrees to use its best efforts to have the Company's Auditors assist Purchaser and their accountants in the preparation of financial statements for the Company in accordance with generally accepted accounting and auditing principles as adopted in the United States of America, and provide Consent Letters and such other documentation as may be required to be filed under securities laws of the United States of America. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper person, officers and directors of each of the parties to this Agreement shall take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by any party for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

8.6      Termination

         This Agreement may be terminated at any time prior to the Closing Date:

         (a)      by mutual consent of the Purchaser and the Seller; or

         (b) by either the Purchaser or the Seller if the Closing shall not have occurred on or before December 31, 1998 other than as a result of such party's willful breach of the Agreement or unwillingness to perform hereunder.

8.7      Effect of Termination

         Upon the termination of this Agreement in accordance with Section 8.6, this Agreement, other than the obligations of each party under the Confidentiality Agreement dated the 20th day of February 1998 shall forthwith become null and void, without any liability on the part of any party hereto, or any subsidiaries or affiliate of, or any officers, directors or employees of, any party. Except in the case of a mutually agreeable termination under Section 8.6 (a) hereof, nothing contained in this Section 8.7 shall relieve any party of any liability for the breach of a covenant set forth in this Agreement.


                                    ARTICLE 9
                                  Miscellaneous

9.1      Company's Headquarters

         Munich shall be the place of the European headquarters/ Seat of the Company provided that no material tax disadvantages will result for the Purchaser/the Company. The operational headquarters of the Company shall be Munich for at least three (3) years, in any case.

9.2      VIAG Loans

         The Purchaser agrees that the loan in the amount of DM 100,000,000.00 granted to the Company by VIAG AG will be repaid, together with interest accrued thereon, within thirty (30) days following the Closing Date.

9.3      Notices

         All notices or other communications hereunder shall be deemed to have been duly made if in writing and personally delivered by hand delivery, registered mail with return receipt or express courier service with delivery receipt or sent by telecopier, provided that the telecopy is promptly confirmed in writing, to the person at the address set forth below, or such other address as may be designated in the same manner hereafter:

         To the Seller:

         Dr. Wolf Roth
         Klockner & Co. AG
         Neudorfer Stra(beta)e 3-5
         47057 Duisburg
         Germany
         Telecopier: (49) 203-307-5050

         To the Purchaser:

         Mr. Jeffery P. Howells
         Executive Vice President and CFO
         Tech Data Corporation
         5350 Tech Data Drive
         Clearwater, Florida, USA 33760
         Telecopier: (813) 538 5860

9.4      Assignment

         The Purchaser may, prior to the Closing Date, assign all of its rights and obligations under this Agreement to a wholly-owned subsidiary, provided that the Purchaser shall remain jointly and severally liable for all of its obligations assumed hereunder. The provisions of Section
         2.3 shall inure to the benefit of and be binding upon the successors and assigns of each of the parties and the holders of the Registrable Securities, including, without the need for an express assignment or any consent by the Purchaser thereto, subsequent holders of Registrable Securities, to the extent that such subsequent holders are any of the Seller, VIAG or subsidiaries of VIAG and not third parties who have purchased the Registrable Securities from any of the Seller, VIAG or subsidiaries of VIAG.

9.5      Public Disclosure

         Prior to the Closing, no Party shall make any press release or similar public announcement with respect to this Agreement without the prior written consent of the other Party, except as may be required to comply with the requirements of any applicable laws or the rules and regulations of any stock exchange upon which the securities of one of the Parties are listed. If disclosure is required by law, the Party that is required to disclose shall notify the other Party prior to such disclosure and use its best efforts to mutually agree upon the content of the disclosure.

9.6      Taxes and Expenses

         All transfer taxes, fees (including notarial fees), stamp duties and charges payable in connection with the execution and implementation of this Agreement shall be borne by the Purchaser. The Purchaser and the Seller shall split the costs of the audit of the Interim Financial Statements (Section 3.3) and the fees charged by the authorities in connection with the Hart Scott Rodino filing in the US which are due to the inclusion of AQS in this transaction. Each Party shall pay its own expenses, including the fees of its advisers, incurred in connection with this Agreement.

9.7      Entire Agreement

         This Agreement (including all Schedules hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto, except for the Confidentiality Agreement dated the 20th day of February, 1998. This Agreement does supersede Sections 7 and 8 of the Confidentiality Agreement.

9.8      Amendments

         This Agreement may only be amended by written instrument executed by all Parties and explicitly referring to this Agreement.

9.9      Governing Law; Language

         This Agreement shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany, except that Section 2.3 (and the related Schedules) shall be governed by, and construed in accordance with the laws of the State of Florida, applicable to agreements made and to be performed within the state, without giving effect to any provisions relating to conflicts of laws.

         The English language version of this Agreement shall govern. Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

9.10     Arbitration

         Any dispute arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be finally settled, under exclusion of any state court's competence, by arbitration in accordance with the Arbitration Rules of the Deutsche Institution fur Schiedsgerichtsbarkeit e.V. (DIS). The arbitral tribunal shall consist of three arbitrators. Each arbitrator shall be eligible for the office of a judge ("Befahigung zum Richteramt") in Germany. The place of arbitration shall be Frankfurt or any other place mutually agreed upon by the parties hereto. The language to be used in the arbitral proceeding shall be the English language, provided that no Party shall be under an obligation to translate any documents in the German language submitted to the arbitral tribunal.

9.11     Severability

         Should any provision of this Agreement, or any provision to be incorporated in the future, be or become invalid or unenforceable, the validity of the balance of this Agreement shall not be affected thereby. The same applies if this Agreement contains any omissions. In lieu of the invalid or unenforceable provision or in order to complete any omission, a fair provision shall apply which, to the extent legally permissible, comes as close as possible to what the Parties had intended or would have intended, according to the spirit and purpose of this Agreement if they had considered the matter at the time this Agreement was executed. The same applies if the provision is invalid because of the stipulated scope of time period.

/S/
Klockner & Co. AG
By: ______________________


/S/
Tech Data Corporation
By: ______________________
Chairman and Chief Executive Officer